Exhibit 99.1

American States Water Company Confirms Change of Rating Outlook to Positive

SAN DIMAS, Calif.--(BUSINESS WIRE)--July 14, 2009--American States Water Company (NYSE:AWR) today confirmed that Standard & Poor’s Ratings Services (“S&P”) has improved its outlook on AWR and its main utility subsidiary, Golden State Water Co. (“GSWC”) to positive from stable. At the same time, S&P affirmed the ‘A’ corporate credit rating on AWR and GSWC.

According to S&P’s July 13, 2009 press release, “The outlook revision reflects the company’s equity issuance, which raised about $34 million and reduced the company’s need to fund upcoming capital expenditures with debt. The positive outlook also reflects our expectation for greater and more stable earnings and cash flow from enhanced cost-recovery mechanisms and continued regulatory support, including higher depreciation rates that should improve key financial metrics.”

S&P’s corporate credit ratings range from AAA (highest rating possible) to D (rating for default), reflecting S&P’s opinion of a company’s overall capacity to meet its financial obligations. Credit ratings are not recommendations to purchase, sell or hold a security and are subject to change or withdrawal at any time by the rating agency.

Certain matters discussed in this news release with regard to the Company’s expectations may be forward-looking statements that involve risks and uncertainties. The assumptions and risk factors that could cause actual results to differ materially, include those described in the Company’s Form 10-Q and Form 10-K filed with the Securities and Exchange Commission.

American States Water Company is the parent of Golden State Water Company, American States Utility Services, Inc. and Chaparral City Water Company. Through its subsidiaries, AWR provides water service to 1 out of 37 Californians located within 75 communities throughout 10 counties in Northern, Coastal and Southern California (approximately 254,000 customers) and to approximately 13,000 customers in the city of Fountain Hills, Arizona, and a small portion of Scottsdale, Arizona. The Company also distributes electricity to approximately 23,000 customers in the Big Bear recreational area of California. Through its contracted services subsidiary, American States Utility Services, the Company contracts with the U.S. government and private entities to provide various services, including water marketing and operation and maintenance of water and wastewater systems.

CONTACT:
American States Water Company
Eva G. Tang
Senior Vice President, Chief Financial Officer,
Treasurer and Corporate Secretary
(909) 394-3600, extension 707